Careview Communications, Inc. 8-K

Exhibit 99.2

INTEREST TRANSFER AGREEMENT

This INTEREST TRANSFER AGREEMENT (the “Agreement”) is made and entered into on January 31, 2017, with an effective date of January 1, 2017, by and between Rockwell Holdings I, LLC, a Wisconsin limited liability company (the “Transferor”) and CareView Communications, Inc., a Nevada corporation (the “Transferee”).

WITNESSETH

WHEREAS, the Transferor is the owner of 50% of CareView-Hillcrest, LLC and CareView-Saline, LLC, both Wisconsin limited liability companies.

WHEREAS, the Transferor desires to transfer, as of immediately after, but contingent upon the execution and closing of (the “Closing”) and pursuant to the terms of the Settlement and LLC Interest Purchase Agreement by and between the Transferor and the Transferee (the “Effective Time”), all of its ownership interest in CareView-Hillcrest, LLC and CareView-Saline, LLC (the “Interest”) to the Transferee and the Transferee desires to accept such Interest as of the Effective Time on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound by the terms and conditions of this Agreement, the parties hereto agree as follows:

Section 1. Agreement to Transfer and Assign: Delivery and Acceptance.

1.1   On the terms and subject to the conditions set forth herein, (i) the Transferor shall transfer, assign, set over and otherwise convey the Interest to the Transferee as of the Effective Time and (ii) as of the Effective Time, the Transferee shall accept, assume, take over and succeed to all of the Transferor’s rights and title to the Interest, and the Transferee covenants and agrees to discharge, perform and comply with, and to be bound by, all the terms, conditions, provisions, obligations, covenants and duties of the Transferor in the Interest. At the Effective Time, or as soon as practicable thereafter, Transferor shall transfer all of the Transferor’s rights and title to the Interest to Transferee by delivery of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, in form and substance satisfactory to Transferee.

1.2   At the Effective Time, or as soon as practicable thereafter, Transferee shall pay to Transferor One Dollar ($1) as the purchase price for the Interest.

1.3   This Agreement shall be effective immediately after the Closing, but contingent upon the Closing.

Section 2. Representations; Warranties and Covenants.

2.1.  The Transferor represents and warrants to the Transferee that:

(a) Organization; Powers. The Transferor has obtained all requisite corporate authority to assign the Interest and has the power and authority to execute, deliver and perform its obligations under this Agreement;

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferor and constitutes the legal, valid and binding obligations of the Transferor enforceable against the Transferor in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law);

(c) Title and Ownership. The Transferor is the sole legal and beneficial owner of the Interest and has full power and lawful authority to transfer, convey and assign to the Transferee all of the Transferor’s rights, title and interest in and to the Interest in the manner contemplated hereby. The provisions of this Agreement, including the delivery by the Transferor to the Transferee of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, shall be effective to convey to, and vest in, the Transferee ownership of the Interest and the Transferee shall be entitled to exercise all rights as the sole owner of such Interest. After giving effect to the consummation of the transactions contemplated hereby, neither the Transferor nor any person claiming under or through the Transferor shall have any valid claim to or interest in the Interest; and

(d) Liens. The Interest is free from all liens. Upon execution of this Agreement and the delivery by the Transferor to the Transferee of the certificate(s) representing the Interest, duly endorsed or together with duly executed transfer powers, legal title to the Interest and all rights and benefits under the Interest shall pass to the Transferee as of the Effective Time.

2.2.   The Transferee represents and warrants to the Transferor that:

(a) Organization: Powers. The Transferee has the power and authority to execute, deliver and perform its obligations under this Agreement; and

(b) Enforceability. This Agreement has been duly authorized, executed and delivered by the Transferee and constitutes the legal, valid and binding obligations of the Transferee enforceable against the Transferee in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditor’s rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

2.3.  All representations, warranties, covenants and agreements of the parties contained herein shall survive the execution and delivery of this Agreement and the closing hereunder.

Section 3. Notices.

Any notice or communication under this Agreement shall be sufficiently given if in writing and mailed by first-class mail, postage prepaid, or delivered in person or by facsimile, email or overnight air courier guaranteeing next day delivery, addressed as on file.

Section 4. Amendment.

Neither this Agreement nor any of the terms hereof may be terminated, amended, supplemented, waived or modified, except by an instrument in writing signed by the Transferee and the Transferor.

Section 5. Successors and Assigns.

All covenants in this Agreement made by or on behalf of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not.

Section 6. Counterparts.

This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts together shall constitute but one Agreement.

Section 7. Choice of Law.

This Agreement shall be governed in accordance with the laws of the State of Texas. All disputes under this Agreement shall be resolved by litigation in the courts of the State of Texas including the federal courts therein and the parties all consent to the jurisdiction of such courts, agree to accept service of process by mail, and hereby waive any jurisdictional or venue defenses otherwise available to it.

Section 8. Severability.

Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance for the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

TRANSFEROR:

ROCKWELL HOLDINGS I, LLC

Date:	January 31, 2017	By:	/s/ Matthew Bluhm
Matthew Bluhm
Managing Member

TRANSFEREE:

CAREVIEW COMMUNICATIONS, INC.

Date:	January 31, 2017	By:	/s/ Steven G. Johnson
Steven G. Johnson
Chief Executive Officer